Exhibit 99

Taubman Centers, Inc. 200 East Long Lake Road Suite 300 Bloomfield Hills, Michigan 48304-2324	T 248.258.6800 www.taubman.com

CONTACT:

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

Taubman Centers Increases 2010 FFO Guidance; Maintains EPS Guidance
Increased Lease Cancellation Income Anticipated

BLOOMFIELD HILLS, Mich., August 17, 2010 - - Taubman Centers, Inc. (NYSE:  TCO) today announced that as a result of Saks Fifth Avenue’s plans to close its store at The Shops at Willow Bend (Plano, Texas), Taubman now expects 2010 Funds from Operations (FFO) per diluted share to be slightly above its previously announced guidance range. Taubman’s previously announced guidance range for 2010 FFO was $2.65 to $2.75 per share and for 2010 the net income allocable to common shareholders per diluted share (EPS) range was $0.72 to $0.88.  The increase in FFO per diluted share is primarily from lease cancellation income expected from the transaction. For EPS, the increase in lease cancellation income is somewhat offset by additional depreciation expense, and therefore the company is maintaining its previously announced range. The company expects to update the guidance ranges in the ordinary course of releasing earnings for the third quarter of 2010.

Taubman Centers is a real estate investment trust engaged in the development, leasing and management of regional and super regional shopping centers. Taubman's 26 U.S. owned, leased and/or managed properties, the most productive in the industry, serve major markets from coast to coast. Taubman Centers is headquartered in Bloomfield Hills, Michigan and its Taubman Asia subsidiary is headquartered in Hong Kong. Founded in 1950, Taubman celebrates its 60th anniversary in 2010.  For more information about Taubman, visit www.taubman.com.

For ease of use, references in this press release to “Taubman Centers”, “company” or “Taubman” mean Taubman Centers, Inc. or one or more of a number of separate, affiliated entities.  Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to the continuing impacts of the U.S. recession and global credit environment, other changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

Taubman Centers, Inc.
Previously Announced Annual Outlook
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(all dollar amounts per common share on a diluted basis; amounts may not add due to rounding)

	Range for Year Ended
	December 31, 2010

Funds from Operations per common share (1)(2)	2.65	2.75
Real estate depreciation - TRG	(1.79)	(1.73)
Distributions on participating securities of TRG	(0.02)	(0.02)
Depreciation of TCO's additional basis in TRG	(0.12)	(0.12)
Net income attributable to common shareowners, per common share (1)	0.72	0.88

(1) Guidance on Funds from Operations per diluted share and EPS includes The Pier Shops' operations through September 2010. The loan on the center is in default and accrues interest at 10.01%.  The Company anticipates that the foreclosure will be completed in the third quarter of 2010, at which time the ownership of The Pier Shops will be transferred in satisfaction of the obligation under the debt. However, the foreclosure process is not in our control and possibly transfer of title may not be completed until later.  The Company expects a non-cash incremental impact on FFO per share of slightly more than ($0.01) for each month the Company continues to own the center. Including the impact of depreciation and amortization, the impact on EPS is expected to be approximately ($0.015) per month. A non-cash accounting gain is expected to be recognized when the loan obligation is extinguished upon transfer of title of The Pier Shops. This gain has been excluded from EPS and FFO per share estimates.

(2) The National Association of Real Estate Investment Trusts (NAREIT) defines FFO as net income (computed in accordance with Generally Accepted Accounting Principles (GAAP)), excluding gains from extraordinary items and sales of properties, plus real estate related depreciation and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO is a useful supplemental measure of operating performance for REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, the Company and most industry investors and analysts have considered presentations of operating results that exclude historical cost depreciation to be useful in evaluating the operating performance of REITs.  The Company primarily uses FFO in measuring performance and in formulating corporate goals and compensation.

This non-GAAP measure as presented by the Company is not necessarily comparable to similarly titled measures used by other REITs due to the fact that not all REITs use common definitions. This non-GAAP measure should not be considered an alternative to net income as an indicator of the Company's operating performance, and it does not represent cash flows from operating, investing, or financing activities as defined by GAAP.

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